MATHSOFT, INC. AND SUBSIDIARIES

                                  SUBSIDIARIES




STATISTICAL  SCIENCES.  INC.
(A  MASSACHUSETTS  CORPORATION)


TRIMETRIX,  INC.
(A  WASHINGTON  CORPORATION)


DISTANCE  TRAINING.COM
(A  DELAWARE  CORPORATION)


FREESCHOLARSHIPS.COM,  INC.
(A  DELAWARE  CORPORATION)